Exhibit 5.1

Heramba Electric plc

Kiepe Platz 1

D-40599 Düsseldorf

Germany

Our ref FBO/AOC 672515-1	15 March 2024

Dear Sirs

Registration Statement on Form F-4

We have acted as Irish legal counsel to Heramba Electric plc, a public limited company incorporated under the laws of Ireland with company number 744994 (“Holdco”), in connection with the filing by Holdco, on the date hereof, of an Amendment No. 3 to a Registration Statement on Form F-4 (Registration No. 333-275903) (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”).

We also refer to a Delaware law governed business combination agreement dated 2 October 2023 by and among Project Energy Reimagined Acquisition Corp., Holdco, Heramba Merger Corp. Heramba Limited and Heramba GmbH (the “Business Combination Agreement”), a copy of which is annexed to the Registration Statement as Annex A thereof. Save as otherwise defined in this Opinion, capitalised terms defined in the Registration Statement shall have the same meaning when used in this Opinion.

Pursuant to the Registration Statement, Holdco proposes to register up to 17,473,773 ordinary shares of €0.0001 each (nominal value) in the capital of Holdco (the “Holdco Ordinary Shares”) which are proposed to be issued as Merger Consideration upon the closing of the transactions provided for in the Business Combination Agreement.

In connection with this Opinion, we have reviewed the agreements, corporate resolutions, records and other documents (including the corporate certificate) and searches listed in Schedule 1 to this Opinion (the “Documents”).

Based solely on our review of the Documents and subject to the assumptions, qualification and limitations set out in Schedule 2, Schedule 3 and elsewhere in this Opinion, we are of the opinion that:

1.	Holdco is a public limited company, duly incorporated and validly existing under the laws of Ireland;

2.	Holdco has the requisite corporate power, and all necessary corporate action required of it has been taken to authorise Holdco, to allot and issue the Holdco Ordinary Shares as Merger Consideration upon the closing of the transactions provided for in the Business Combination Agreement; and

3.	the Holdco Ordinary Shares to be allotted and issued as Merger Consideration upon the closing of the transactions provided for in the Business Combination Agreement, will, upon the entry of the names of the relevant allottees in the register of members of Holdco as the holders of such Holdco Ordinary Shares (in each case credited as fully paid), be validly issued, fully paid and non-assessable (“non-assessable” is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean the registered holders of such Holdco Ordinary Shares are not subject to calls for additional payments of capital on such shares).

This Opinion is based upon, and limited to, the laws of Ireland in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein. We have assumed, without enquiry, that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect our opinions as stated herein. We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland, or the effect thereof. This Opinion is expressed as of the date hereof and we assume no obligation to update this Opinion.

This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act strictly for use in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent. This Opinion is confined strictly to the matters expressly stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement and to the reference to Matheson LLP under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This Opinion and the opinions given in it are governed by, and construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson LLP

MATHESON LLP

Schedule 1

The Documents

1.	The final form of the Amendment No. 3 to a Registration Statement on Form F-4 (Registration No. 333-275903), including the Proxy Statement/Prospectus, to which this Opinion is to be filed as an exhibit.

2.	The copy of the Business Combination Agreement annexed to the Proxy Statement/Prospectus as Annex A thereof.

3.	A certificate issued by a director of Holdco dated 14 March 2024:

(a)	attaching a copy of each of the following documents certified as being true, correct, complete and up-to-date:

(i)	the certificate of incorporation, the certificate of incorporation on change of name and the certificate of a public company entitled to do business of Holdco dated 13 July 2023, 13 September 2023 and 21 September 2023, respectively;

(ii)	the constitution of Holdco adopted by special resolution passed on 14 March 2024; and

(iii)	written resolutions of the board of directors of Holdco passed on 1 October 2023 and 14 March 2024; and

(b)	certifying certain other matters, as set out therein, on which we have relied for the purposes of this Opinion.

4.	Searches carried out by independent law researchers on our behalf against Holdco on 14 March 2024 in: (a) the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, (b) the Judgments’ Office of the Central Office of the High Court of Ireland and (c) the Irish Companies Registration Office (the “Companies Registration Office”) (the “Searches”).

Schedule 2

Assumptions

For the purposes of this Opinion, we have assumed:

1.	the truth and accuracy of the contents of the Documents as to factual matters, but we have made no independent investigation regarding such factual matters;

2.	all signatures (including, for the avoidance of doubt, electronic signatures), initials, seals and stamps contained in, or on, the Documents examined by us are genuine;

3.	all Documents examined by us as originals are authentic and complete and that all Documents examined by us as copies (including, without limitation, any Document submitted to us as a .pdf (or any other format) attachment to an email) are complete and conform to the originals of such Documents, and the originals of such Documents are authentic and complete;

4.	the Registration Statement will become, and remain, effective under the Securities Act at all relevant times;

5.	in approving the entry into the Business Combination Agreement and the allotment and issue of the Holdco Ordinary Shares as Merger Consideration upon the closing of the transactions provided for in the Business Combination Agreement, the directors of Holdco have acted in a manner they consider, in good faith, to be in the interests of Holdco for its legitimate business purposes and which would be likely to promote the success of Holdco for its members as a whole;

6.	the transactions provided for in the Business Combination Agreement will be consummated on the terms provided for therein;

7.	the obligations expressed to be assumed by each party to the Business Combination Agreement are legal, valid, binding and enforceable obligations under all applicable laws and in all applicable jurisdictions, other than, in the case of Holdco, the laws of Ireland and the jurisdiction of Ireland;

8.	Holdco will receive the full consideration payable for the Holdco Ordinary Shares to be allotted and issued as Merger Consideration as provided for in the Business Combination Agreement, and no Holdco Ordinary Share will be allotted and issued for less than its nominal value;

9.	to the extent any Holdco Ordinary Shares to be allotted and issued as Merger Consideration are proposed to be issued directly to Cede & Co., as the nominee of The Depository Trust Company (“DTC”), Holdco shall have satisfied all requirements of DTC for acceptance of the Holdco Ordinary Shares as eligible for its depository and book entry transfer services, including, as applicable, the entry by Holdco into a special eligibility agreement for securities with DTC and its affiliates;

10.	the Business Combination Agreement and the transactions contemplated thereby are not and will not be affected by any financial restrictions or sanctions arising from orders made by the Irish Minister for Finance under the Financial Transfers Act 1992 of Ireland and/or section 42 of the Criminal Justice (Terrorist Offences) Act 2005 of Ireland or the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 of Ireland.

11.	the information disclosed by the Searches was accurate and complete as of the date the Searches were made and has not been altered, the Searches did not fail to disclose any information which had been delivered for registration but which did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered and no additional matters would have been disclosed by additional searches being carried out since that time.

Schedule 3

Qualifications

The opinions in this Opinion are subject to the following qualifications:

1.	A search at the Companies Registration Office is not conclusively capable of revealing whether or not a winding-up petition or a petition for the appointment of an examiner, receiver or liquidator has been presented or a resolution passed for the winding-up of Holdco. A search on the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland is not capable of revealing whether or not a receiver has been appointed in respect of Holdco.

2.	Whilst each of the making of a winding-up order, the making of an order for the appointment of an examiner or the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters. Similarly whilst a petition to wind-up Holdco may be revealed by a search on Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, the making of a winding-up order may not be filed on the Index immediately and therefore our searches may not have revealed such matters.

3.	This Opinion does not deal with any tax matter or the tax consequences of any matter referred to in this Opinion or the Documents or otherwise.

5